Consent of Independent Registered Public Accounting Firm

MSB Financial Corp. and Subsidiaries

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-139955, 333-150968 and 333-164264) of MSB Financial Corp. (the “Company”) of our report dated September 28, 2012, relating to the consolidated financial statements as of June 30, 2012 and 2011, and for the years then ended, as included in the Company’s Annual Report on Form 10-K for the year ended June 30, 2012.

/ s / ParenteBeard LLC

Clark, New Jersey
September 28, 2012